EXHIBIT 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



We have issued our reports dated July 27, 2001 accompanying the consolidated financial statements of U.S. Energy Corp. (a Wyoming corporation) and subsidiaries appearing in the 2001 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended may 31, 2001 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



   /s/  Grant Thornton LLP

Denver, Colorado,
May 13, 2002